Exhibit 99.1

Gulf Resources Announces Second Quarter 2021 Unaudited Financial Results

SHOUGUANG, China, Aug. 16, 2021 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources", "we," or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced unaudited financial results for the second quarter 2021.

Second Quarter 2021 Financial Results

Balance Sheet

Our balance sheet remains extremely strong. Despite continuing to invest in our new chemical factory, we have over $97 million in cash. Our current book value per share is $26.56. Based on our current stock price, Gulf continues to sell at a discount to its cash, net cash, and working capital.

Balance Sheet Highlights

Total
Cash	$97,058,027
Net Net Cash	$78,735,522
Current Assets	$104,955,195
Working Capital	$95,745,220
Book Value	$278,102,555

Income Statement

•	Net Revenues for Q2 2021 increased 108% to $11,148,008 compared to previous year.

•	Gross margins increased for Q2 2021 by 1157% from $336,587 to $4,232,234 compared to the same period of previous year.

•	As a percentage of revenues, gross margin for Q2 2021 was 38.0% compared to 6.3% in the previous year.

•	Direct labor and factory overheads for Q2 2021 incurred during plant shutdown decreased 19.7%. As a percentage of sales, they were 12.5% versus 32.4%.

•	G&A expenses for Q2 2021 increased $3,662,999 compared to the previous year. However, $3,133,140 of the increase was attributable to the one-time stock awards.

•	Net loss before taxes for Q2 2021 declined 19.6% to $2,346,740 compared to previous year.

•	Taxes were $(356,408) for Q2 2021 versus a benefit of $672,633 for Q2 2020.

•	The Net Loss after Taxes was $2,703,200 for Q2 2021 versus $2,244,619 for Q2 2020.

•	The company had a comprehensive net gain for Q2 2021 of $2,631,016 versus a net loss of $2,022,750 for Q2 2020.

Cash Flow
For the six months, we had cash flow from operations of $7,025,775. We spent $5,806,435 on property plant and equipment for our chemical factory. Even with these expenditures and the interruption in our production for Chinese New Year in the first quarter, we were still able to generate positive free cash flow for the six months and the quarter, enabling us to increase our cash by almost $3 million compared to year-end levels.

Segment Reporting
Bromine

•	Bromine revenues for Q2 2021 increased by 123% to $10,025,438 from 4,487,017 in Q2 2020.

•	Gross profits in bromine for Q2 2021 increased by 1953% to $4,471,945 from $217,778 for Q2 2020.

•	As a percentage of sales, gross profits in bromine were 45% for Q2 2021 compared to 5% for Q2 2020.

•	Bromine made a profit of $2,682,233 in Q2 2021 compared to a loss of $1,479,084 in Q2 2020.

•	Production of bromine in tonnes increased by 48% to 1,805 in Q2 2021.

•	The average selling price increased 51.3% to $5,554 for Q2 2021.

•	Bromine prices have continued at a high level. At the end of Q1, bromine was RMB 35,044. At the end of Q2, it had risen to record highs of RMB 45,950. Since the end of the quarter, it has declined slightly to RMB 43,063, still very close to its record highs. The company expects bromine pricing to remain near its current levels for the foreseeable future.

Crude Salt

•	Net revenue for the crude salt for Q2 2021 increased 29% to $1,122,570.

•	Gross margins for Q2 2021 were loss 21% compared to profit 14% in previous year.

•	The loss from operations for Q2 2021 was $578,435 compared to loss from operations of $611,472 in the same period in 2020.

Chemicals
The chemical segment incurred a loss from operations of $741,312 for the three-month period ended June 30, 2021, compared to loss from operations of $654,652 in the same period in 2020.

Natural Gas
Loss from operations from our natural gas segment was $62,850 for the three-month period ended June 30, 2021, compared to a loss of $53,270 in the same period in 2020.

UPDATE ON OPERATIONS

Factories #2, #8, and #10
The company expects to receive approvals to reopen factories #2, #8, and #10. To its knowledge, the government is currently completing its planning process for all mining areas including that for prevention of flood. As a result, the Company may be required to make some modifications to our current wells and aqueducts prior to commencement of operations of these factories to satisfy the local government's requirements.

Chemical Segment
The Company began the construction on its new chemical facilities located at Bohai Marine Fine Chemical Industrial Park in June 2020 and basically completed the civil works by end of June 2021. Equipment installation and testing is expected to take 6 months or somewhat longer if issues occur. Trial production should take another six months. The Company will continue to post photographs on the company website showing the progress of the construction and installation of equipment.

Natural Gas
The Company is continuing to work with the governments of Tianbao Town, Daying County, and Sichuan Province on getting approval for our natural gas and brine projects. We continue to maintain a staff in Sichuan Province and senior management continues to meet with government officials. While timing is still uncertain, the Company remains optimistic that it will be able to proceed with these projects.

Recent Developments
As disclosed in the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission (the “SEC”) on July 7, 2021, the Company’s former auditors Morrison Cogen LLP (MC) resigned effective June 30, 2021. On July 1, 2021, the Company engaged WWC, P.C. Certified Public Accountants (“WWC”) to serve as its independent auditor.

Business Outlook
“The company is optimistic about the second half of year 2021. Production lost in the second quarter is likely to be recouped in the third quarter. Bromine price remains high. At current levels of production, our bromine business should be profitable. We have expensed our all of our annual stock grants, so overhead will be reduced. We believe we could receive approvals for one or more of our closed factories in near future. In 2022, we may begin to generate revenues from our chemical factory. We expect that our chemical business could be profitable in 2023. We continue to believe that we may be able to produce both natural gas and bromine products in Sichuan if we are able to obtain requisite governmental approvals,” said Mr. Xiaobin Liu, CEO of the Company.

Conference Call

Gulf Resources management will host a conference call on Monday, August 16, 2021 at 08:00 AM Eastern Time to discuss its Second Quarter 2021 results ended June 30, 2021.

Mr. Xiaobin Liu, CEO of Gulf Resources, will be hosting the call. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (888) 506-0062 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (973) 528-0011.The Entry Code is 592817.

The webcasting is also available then, just simply click on the link below:

http://www.gulfresourcesinc.com/events.html

A replay of the conference call will be available two hours after the call's completion during 08/16/2021 11:00 AM ET - 09/15 /2021 11:00 AM ET. To access the replay, call +1 (877) 481-4010. International callers should call +1 (919) 882-2331. The Replay Passcode is 42535.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), ShouguangYuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit http://www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, the risks associated with the ongoing impact of COVID-19 pandemic, uncertainties associated with obtaining governmental approvals, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.

Web:	http://www.gulfresourcesinc.com
Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	June 30, 2021 Unaudited	December 31, 2020 Audited
Current Assets
Cash	$97,058,027	$94,222,538
Accounts receivable	4,741,259	6,521,798
Inventories, net	677,418	419,609
Prepayments and deposits	2,476,867	6,146,461
Other receivable	1,624	559
Total Current Assets	104,955,195	107,310,965
Non-Current Assets
Property, plant and equipment, net	153,288,493	148,947,689
Finance lease right-of use assets	185,276	186,272
Operating lease right-of –use assets	8,507,190	8,868,661
Prepaid land leases, net of current portion	10,234,582	10,134,004
Deferred tax assets	19,254,324	18,590,227
Total non-current assets	191,469,865	186,726,853
Total Assets	$296,425,060	$294,037,818

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts, other payable and accrued expenses	$7,071,707	$5,081,701
Taxes payable-current	1,506,771	1,326,179
Finance lease liability, current portion	160,498	217,070
Operating lease liabilities, current portion	470,999	477,350
Total Current Liabilities	9,209,975	7,102,300
Non-Current Liabilities
Finance lease liability, net of current portion	1,747,385	1,888,903
Operating lease liabilities, net of current portion	7,365,145	8,022,342
Total Non-Current Liabilities	9,112,530	9,911,245
Total Liabilities	$18,322,505	$17,013,545
Commitment and Loss Contingencies

Stockholders’ Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$—	$—
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 10,515,307 and 10,043,307 shares issued; 10,469,477 and 9,997,477 shares outstanding as of June 30, 2021 and December 31, 2020, respectively	24,375	24,139
Treasury stock; 45,830 and 45,830 shares as of June 30, 2021 and December 31, 2020 at cost	(510,329)	(510,329)
Additional paid-in capital	100,569,160	97,435,316
Retained earnings unappropriated	146,183,012	151,388,356
Retained earnings appropriated	24,233,544	24,233,544
Accumulated other comprehensive loss	7,602,793	4,453,247
Total Stockholders’ Equity	278,102,555	277,024,273
Total Liabilities and Stockholders’ Equity	$296,425,060	$294,037,818

See accompanying notes to the condensed consolidated financial statements

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
(Expressed in U.S. dollars)
(UNAUDITED)

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2021	2020	2021	2020

NET REVENUE
Net revenue	$11,148,008	$5,359,483	$16,407,251	$5,917,153

OPERATING INCOME (EXPENSE)
Cost of net revenue	(6,915,774)	(5,022,896)	(11,097,163)	(5,944,216)
Sales, marketing and other operating expenses	(15,625)	(10,838)	(25,170)	(13,081)
Direct labor and factory overheads incurred during plant shutdown	(1,394,717)	(1,737,599)	(4,008,200)	(5,348,022)
General and administrative expenses	(5,204,701)	(1,541,702)	(6,940,951)	(2,385,039)
Other operating income (loss)	—	—	—	(15,776)
	(13,530,817)	(8,313,035)	(22,071,484)	(13,706,134)

LOSS FROM OPERATIONS	(2,382,809)	(2,953,552)	(5,664,233)	(7,788,981)

OTHER INCOME (EXPENSE)
Interest expense	(39,368)	(34,888)	(76,230)	(70,316)
Interest income	75,437	71,188	147,890	145,844
LOSS BEFORE TAXES	(2,346,740)	(2,917,252)	(5,592,573)	(7,713,453)

INCOME TAX BENEFIT	(356,480)	672,633	387,229	1,929,076
NET LOSS	$(2,703,220)	$(2,244,619)	$(5,205,344)	$(5,784,377)

COMPREHENSIVE LOSS:
NET LOSS	$(2,703,220)	$(2,244,619)	$(5,205,344)	$(5,784,377)
OTHER COMPREHENSIVE LOSS
- Foreign currency translation adjustments	5,334,236	221,869	3,149,546	(4,293,490)
COMPREHENSIVE LOSS	$2,631,016	$(2,022,750)	$(2,055,798)	$(10,077,867)

LOSS PER SHARE:
BASIC AND DILUTED	$(0.26)	$(0.24)	$(0.50)	$(0.61)

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC AND DILUTED	10,469,477	9,517,427	10,469,477	9,517,427

See accompanying notes to the condensed consolidated financial statements.

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(UNAUDITED)

	Six-Month Period Ended June 30,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,205,344)	$(5,784,377)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Interest on finance lease obligation	71,197	70,009
Depreciation and amortization	8,224,864	7,559,224
Unrealized exchange gain on translation of inter-company balances	594,150	(382,331)
Deferred tax asset	(387,230)	(1,929,553)
Common stock issued for services	3,134,080	—
Issuance of stock options to employee	—	—
Changes in assets and liabilities:
Accounts receivable	1,839,939	1,807,547
Inventories	(252,995)	152,369
Prepayments and deposits	(98,992)	32,807
Other receivables	—	—
Accounts and Other payable and accrued expenses	(785,889)	(9,284)
Retention payable	—	—
Taxes payable	190,892	298,599
Prepaid land leases	—	(369,066)
Operating lease	(298,897)	(268,192)
Net cash provided by (used in) by operating activities	7,025,775	1,177,752

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of property, plant and equipment	(5,806,435)	(9,860,142)
Net cash used in investing activities	(5,806,435)	(9,860,142)

CASH FLOWS USED IN FINANCING ACTIVITIES
Repayment of finance lease obligation	(296,597)	(264,976)
Net cash used in financing activities	(296,597)	(264,976)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,912,746	(1,382,029)
NET DECREASE IN CASH AND CASH EQUIVALENTS	2,835,489	(10,329,395)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	94,222,538	100,301,986
CASH AND CASH EQUIVALENTS - END OF PERIOD	$97,058,027	$89,972,591

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the periods for:
Income taxes	$—	$—
Operating right-of-use assets obtained in exchange for lease obligations	$—	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

See accompanying notes to the condensed consolidated financial statements.